SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
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                               SCHEDULE 14D-9
     Solicitation/Recommendation Statement Pursuant to Section 14(d)(4)
                   of the Securities Exchange Act of 1934
                             (AMENDMENT No. 2)
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                     AETNA REAL ESTATE ASSOCIATES, L.P.
                         (Name of Subject Company)

                     AETNA REAL ESTATE ASSOCIATES, L.P.
                     (Name of Person Filing Statement)

                    Limited Partnership Depository Units
                       (Title of Class of Securities)

                               008171 1 10 0
                   (CUSIP Number of Class of Securities)

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Paul L. Abbott                             Daniel R. Leary
AREA GP CORPORATION                        AETNA/AREA CORPORATION
3 World Financial Center, 29th Floor       242 Trumbull Street
New York, New York  10285                  Hartford, Connecticut  06156
(212) 526-3237                             (860) 275-2178

       (Name, Address, and Telephone Number of Persons Authorized to
            Receive Notices and Communications on Behalf of the
                        Person(s) filing Statement)

                                 Copies to:

Patrick J. Foye, Esq.                John D. Capers, Esq.
SKADDEN, ARPS, SLATE,                KING & SPALDING
MEAGHER & FLOM LLP                   191 Peachtree Street, N.E.
919 Third Avenue                     Atlanta, Georgia  30303-1763.
New York, New York  10022            (404) 572-4600
(212) 735-2274



                     AMENDMENT NO. 2 TO SCHEDULE 14D-9

              This Amendment No. 2 amends the Tender Offer Solicita-tion/Recommendation Statement on Schedule 14D-9, filed with the Commission on November 1, 1996 (the "Schedule 14D-9"), as amended by Amendment No. 1 filed on November 27, 1996, by Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), relating to the unsolicited tender offer by Acorn Hill Partners L.L.C., a Delaware limited liability company (the "Bidder"), to purchase from holders ("Unitholders") of Limited Partnership Depositary Units of the Partnership (the "Units") up to 3,176,136 of the issued and outstanding Units of the Partnership, upon the terms and subject to the conditions set forth in the Bidder's Offer to Purchase dated October 30, 1996 and the Letter of Transmittal.

              Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the
Schedule 14D-9.


Item 9.  Material to be Filed as Exhibits

              Item 9 is hereby supplemented and amended by adding the following, a copy of which is attached hereto as an exhibit:

(a)(2) Form of letter from Aetna Real Estate Associates, L.P. to the Unitholders, dated December 6, 1996.



                                 SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 6, 1996

                                   AETNA REAL ESTATE ASSOCIATES, L.P.

                                      By:   Aetna/AREA Corporation
                                            General Partner


                                            By: /s/ Daniel R. Leary
                                                  Name: Daniel R. Leary
                                                  Title: President

                                      By:   AREA GP Corporation
                                            General Partner


                                            By: /s/ Paul S. Abbott
                                                  Name: Paul L. Abbott
                                                  Title: President


                               EXHIBIT INDEX


     Exhibit             Description                                 Page

      (a)(2)         Form of letter from Aetna Real Estate
                     Associates, L.P. to Unitholders,
                     dated December 6, 1996.